EXHIBIT 1
JOINT FILING AGREEMENT
     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any and all amendments thereto) with respect to the Common Stock, par value $0.10 per share, of Little Squaw Gold Mining Company, and further agree that this Joint Filing Agreement shall be included as an Exhibit to such joint filings.
     The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.
     This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of March 23, 2007

FORZA CAPITAL MANAGEMENT, L.L.C.

By:	/s/ James Frazier

Name: Title:	James Frazier Member

and

By:	/s/ David Atkinson

Name: Title:	David Atkinson Member

FORZA CAPITAL PARTNERS, L.P.
By: Forza Capital Management, L.L.C., its general partner

By:	/s/ James Frazier

Name:	James Frazier
Title:	Member

and

By:	/s/ David Atkinson

Name:	David Atkinson
Title:	Member

/s/ James Frazier

James Frazier

/s/ David Atkinson

David Atkinson